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                                                      EXHIBIT 99.1

                                RISK FACTORS

BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH US AND OUR BUSINESS, INCLUDING THE ONES LISTED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN OUR FORM 10-Q AND OUR OTHER PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IN EVALUATING PSINET AND OUR BUSINESS.

WE HAVE SIGNIFICANT INDEBTEDNESS AND WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS

We are highly leveraged and have significant debt service requirements. As of September 30, 1999, our total indebtedness was $2.5 billion, representing 83.6% of total capitalization. For the three and nine months ended September 30, 1999, our interest expense was $59.4 million and $120.9 million, respectively. Our aggregate annual interest expense on our 10% senior notes, 11 1/2% senior notes and 11% senior notes is $241.5 million, assuming with respect to the 11% senior notes an exchange rate of Euro 0.92 to U.S.$1.00, which was the average exchange rate for the period from January 1 to September 30, 1999. We will have additional interest expense attributable to our revolving credit facility and equipment lease arrangements.

Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

o a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;

o covenants contained in the agreements evidencing our debt obligations require us to meet many financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and

o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, based on our current level of operations, we believe that existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt, or to make necessary capital expenditures. In addition, we cannot assure you that we will be able to raise additional capital for any refinancing of our debt in the future.

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WE HAVE EXPERIENCED CONTINUING LOSSES, NEGATIVE CASH FLOW AND FLUCTUATIONS IN
OPERATING RESULTS

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, continue to upgrade our management and financial systems, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure you that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt. Although we have experienced revenue growth on an annual basis with revenue increasing from $84.4 million in 1996 to $121.9 million in 1997 to $259.6 million in 1998 and $369.3 million for the first nine months of 1999, we have incurred losses and experienced negative EBITDA during those periods. We may continue to operate at a net loss and may experience negative EBITDA as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $55.1 million in 1996, $46.0 million in 1997, $264.9 million in 1998 and $208.9 million for the nine months ended September 30, 1999. We have incurred negative EBITDA of $28.0 million, $21.2 million, $42.1 million and $6.0 million for each of the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, respectively, and had positive EBITDA of $0.7 million for the three months ended September 30, 1999. At September 30, 1999, we had an accumulated deficit of $636.5 million. We cannot assure you that we will be able to achieve or sustain profitability or sustain positive EBITDA.

Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors, include, among others things:

o general economic conditions and specific economic conditions in the Internet access industry;

o    user demand for Internet services;

o capital expenditures and other costs relating to the expansion of operations of our network;

o    the introduction of new services by us or our competitors;

o the mix of services sold and the mix of channels through which those services are sold;

o    pricing changes and new product introductions by us and our competitors;

o delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

o    potential adverse regulatory developments.

As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

WE WILL DEPEND ON THE CASH FLOWS OF OUR SUBSIDIARIES IN ORDER TO SATISFY OUR DEBT OBLIGATIONS

We are an operating entity that also conducts a significant portion of our business through our subsidiaries. Our operating cash flow and consequently our ability to service our debt is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to our senior notes or to make any

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funds available for that purpose. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

WE MAY NOT BE ABLE TO FUND THE EXPANSION WE WILL NEED TO REMAIN COMPETITIVE

In order to maintain our competitive position, enhance our capabilities as an Internet Super Carrier and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At September 30, 1999, we were obligated to make future cash payments that total $240.5 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including IRUs or other rights. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and IRUs. Certain of this fiber-based and satellite telecommunications bandwith may require the acquisition and installation of equipment necessary to access and light the bandwith in order to make it operational. At September 30, 1999, we were obligated to make capital expenditures for such equipment of $242.0 million. In addition, we currently are obligated to make expenditures in connection with our build-out of new eCommerce Web hosting centers in key financial and business centers throughout the world of approximately $61.8 million. As a result of the foregoing, we currently believe that our capital expenditures in 1999 will be substantially greater than those in 1998 and that, as a result of the completion of our recent debt and equity offerings, our capital expenditure program will be accelerated. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, we believe that we will have a reasonable degree of flexibility to adjust the amount and timing of capital expenditures in response to market conditions, competition, our then existing financing capabilities and other factors. We also believe that working capital generated from the use of acquired bandwidth, together with other existing working capital from existing credit facilities, from capital lease financings, from the proceeds of our recent debt and equity offerings and from proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have sufficient additional capital and/or obtain financing on satisfactory terms to enable us to meet our capital expenditures and working capital requirements.

We may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure you that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC ALLIANCES AND INVESTMENTS RELATING TO DIFFICULTIES IN INTEGRATING COMBINED OPERATIONS, INCURRENCE OF ADDITIONAL DEBT TO FINANCE ACQUISITIONS AND OPERATIONS OF ACQUIRED BUSINESSES, POTENTIAL DISRUPTION OF OPERATIONS AND RELATED NEGATIVE IMPACT ON EARNINGS, AND INCURRENCE OF SUBSTANTIAL EXPENSES THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

Growth through acquisitions represents a principal component of our business strategy. Over the 24 months ended September 30, 1999, we acquired 47 ISPs primarily in 16 of the 20 largest global telecommunications markets. We expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances and investments (including venture capital investments) both domestically and internationally. Any such future acquisitions or strategic alliances and investments would be accompanied by the risks commonly encountered in acquisitions, strategic alliances or investments. Such risks include, among other things:

o the difficulty of integrating the operations and personnel of the companies, particularly in non-U.S. markets;

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o    the potential disruption of our ongoing business;

o the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and

o the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, strategic alliances or investments. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, we cannot assure you that our integration of acquired companies' operations will be successfully accomplished. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development", which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, in connection with acquisitions or strategic alliances, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure you that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

OUR GROWTH AND EXPANSION MAY STRAIN OUR ABILITY TO MANAGE OUR OPERATIONS AND OUR FINANCIAL RESOURCES

Our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. We have over 700 points-of-presence and we plan to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and 1999 and plan to continue to do so. We anticipate that we may be required to make continued enhancements to and expand our network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

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Our continued growth may also increase our need for qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, results of operations and financial condition:

o our inability to continue to upgrade our networking systems or our operating and financial control systems;

o our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;

o our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or

o our inability to adequately respond to the emergence of unexpected expansion difficulties.

WE FACE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF BANDWIDTH FROM NETWORK SUPPLIERS RELATING TO OUR DEPENDENCE ON THEIR ABILITY TO SATISFY THEIR OBLIGATIONS TO US, THE POSSIBILITY THAT WE MAY NEED TO INCUR SIGNIFICANT EXPENSES TO UTILIZE BANDWIDTH AND THEIR ABILITY TO BUILDOUT THEIR NETWORKS UNDER CONSTRUCTION THAT COULD ADVERSELY AFFECT OUR ABILITY TO UTILIZE ACQUIRED BANDWIDTH

We are subject to a variety of risks relating to our recent acquisitions of fiber-based and satellite telecommunications bandwidth from our various global network suppliers and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

o the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;

o the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;

o the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and

o the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth.

CONTINUED INTERNATIONAL EXPANSION IS A KEY COMPONENT OF OUR BUSINESS STRATEGY AND, IF WE ARE UNABLE TO COMPLETE THIS EXPANSION, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED

A key component of our business strategy is our continued expansion into international markets. Revenue from non-U.S. operations as a percentage of consolidated results comprised 53% of revenue in the third quarter of 1999 which is consistent with it being 51% of revenue in the second quarter of 1999. By comparison, non-U.S. operations comprised 40% of revenue for all of 1998. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure you that we will be able to obtain the permits and operating licenses required for us

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to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to continue to expand our international presence, there are risks inherent in doing business on an international level. Such risks include:

o unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;

o    difficulties in staffing and managing foreign operations;

o    longer payment cycles and problems in collecting accounts receivable;

o fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

o    technology export and import restrictions or prohibitions;

o    delays from customs brokers or government agencies;

o    the introduction of free ISP services for consumer customers; and

o seasonal reductions in business activity during the summer months in Europe and other parts of the world; and potentially adverse tax consequences, which could adversely impact the success of our international operations.

We cannot assure you that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure you that laws or administrative practice relating to taxation, foreign exchange, foreign ownership or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

Countries in which we operate may also experience economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

OUR FINANCIAL RESULTS AND OUR FINANCIAL POSITION MAY BE ADVERSELY AFFECTED BY CURRENCY AND EXCHANGE RISKS

During the year ended December 31, 1998 and the nine months ended September 30, 1999, 40% and 52%, respectively, of our revenue was derived from operations outside the United States and at September 30, 1999, 27.4% of our assets were in operations outside of the United States. We anticipate that a significant percentage of our future revenue and operating expenses will continue to be generated from operations outside the United States and we expect to continue to invest in non-U.S. businesses. Consequently, a substantial portion of our revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of PSINet in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, those customers and PSINet may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we have not entered into hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations and our recent issuance of Euro-denominated 11% senior notes, we may implement such practices in the future. We cannot assure you that the occurrence of any of these factors will not have a material adverse effect on our business, financial position or results of operations.

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WE DEPEND ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES

Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the personal abilities of our senior executive management, including William L. Schrader, our Chairman of the Board and Chief Executive Officer and founder of PSINet, Harold S. "Pete" Wills, our President and Chief Operating Officer, and Edward D. Postal, our Executive Vice President and Chief Financial Officer. We have employment agreements with each of these senior executive officers. The loss of the services of any one of them could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND ON SUPPLIERS AND COULD BE AFFECTED BY CHANGES IN SUPPLIERS OR DELAYS IN DELIVERY OF THEIR PRODUCTS AND SERVICES

We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Moreover, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities, which connect dial-up customers to our network. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

Many of the vendors from whom we purchase telecommunications bandwidth, including the regional Bell operating companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices that we are charged by the regional Bell operating companies and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

THE TERMS OF OUR FINANCING ARRANGEMENTS MAY RESTRICT OUR OPERATIONS

Our financing arrangements are secured by substantially all of our assets and stock of some of our subsidiaries. These financing arrangements require that we satisfy many financial covenants. Our ability to satisfy these financial covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's consent. Our failure to comply with

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the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. In the event of a default under the financing arrangements, our lenders would be entitled to accelerate the indebtedness outstanding thereunder and foreclose upon the assets securing such indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF OUR SYSTEMS AND THOSE OF OUR SUPPLIERS FAIL BECAUSE OF YEAR 2000 PROBLEMS

The commonly referred to Year 2000 or Y2K problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

o Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

o Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

We developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. A third party consultant performed an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment recommended some minor changes were necessary. We believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. We have developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We believe that our U.S. internal systems are presently Y2K ready. We have completed an inventory of our internal systems that we use outside of the United States to determine the status of their Y2K compliance. For our international operations, we have plans to upgrade or, if necessary, replace components of our internal systems to ensure they are Y2K compliant. We anticipate that our international operations, excluding businesses acquired in the fourth quarter, will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team. This team of operational staff have completed inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is in the process of being made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We believe that our network is presently Y2K compliant. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team has developed a contingency plan to address potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

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We have, and will continue to require, Y2K disclosures from all companies that we acquire in the fourth quarter of 1999. We believe that, as a result of due diligence performed and information gathered, the effect of the Y2K issues on the companies we acquire will not in the aggregate have a material impact on our operations. However, if such Y2K disclosures are not complete or required remediation actions are not taken by the acquired companies in a timely manner, it is possible that the Y2K problem could have a material impact.

Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

o    the failure of a material third party's business;

o    a financial institution's inability to take and transfer funds;

o    an interruption in delivery of supplies from vendors;

o    a loss of voice and data connections;

o    a loss of power to our facilities; and

o other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, of such a risk may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a

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material adverse effect on our revenues and business and that of our customers.
While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

While we believe that we are adequately addressing the Y2K issue, we cannot assure you that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and, although we have completed a contingency plan to handle reasonably foreseeable interruptions resulting from the Y2K problem, we cannot assure you that our contingency plan will be capable of adequately addressing every potential interruption that may occur.

IF WE BECOME SUBJECT TO PROVISIONS OF THE INVESTMENT COMPANY ACT, OUR BUSINESS OPERATIONS MAY BE RESTRICTED

We have significant amounts of cash invested in short term investment grade securities, which investments could conceivably subject us to the provisions of the Investment Company Act of 1940. We do not propose to engage in investment activities in a manner or to an extent which would require us to register as an investment company under the Investment Act of 1940. The Investment Company Act of 1940 places restrictions on the capital structure and business activities of companies registered thereunder.

Accordingly, we will seek to limit our holding of "investment securities" (as defined in such Act) to an amount which is less than 40% of the value of our total assets as calculated pursuant to the Investment Company Act of 1940. The Investment Company Act of 1940 permits a company to avoid becoming subject to such Act for a period of up to one year despite the holding of investment securities in excess of such amount if, among other things, its board of directors has adopted a resolution which states that it is not the company's intention to become an investment company. Our Board of Directors has adopted such a resolution that would become effective in the event we are deemed to fall within the definition of an investment company. Application of the provisions of the Investment Company Act of 1940 would have a material adverse effect on us.

WE FACE A HIGH LEVEL OF COMPETITION IN THE INTERNET SERVICES INDUSTRY

The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

Our current and prospective competitors include other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than we do. We compete with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's plans to acquire Frontier Corp. and Frontier's prior acquisition of Global Center, Qwest Communication's plans to acquire US West, AT&T's purchase of IBM's global communications network and MCI WorldCom's recently announced plans to merge with Sprint are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

Many of the predominant on-line service providers, including America Online and Microsoft Network, have entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us.

Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and DSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings. Moreover, there has recently been introduced a number of free ISP services, particularly in non-U.S. markets, and some ISPs are offering free personal computers to their subscribers. While these services have been offered primarily to dial-up consumer customers, they could be extended to dial-up business customers as well. These trends could have a material adverse effect on our business, financial condition and results of operations.

As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure you that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure you that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS COULD RESULT IN OUR COMPETITORS DEVELOPING OR OBTAINING ACCESS TO BANDWIDTH AND TECHNOLOGIES THAT CARRY MORE INFORMATION FASTER THAN OUR BANDWIDTH AND TECHNOLOGY AND, CONSEQUENTLY, RENDER OUR BANDWIDTH OR TECHNOLOGY OBSOLETE

Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies.

We cannot assure you that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render many of our assets technologically uncompetitive or obsolete. As we accept bandwidth from our various existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, many of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

Even if we do respond successfully to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure you that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK

The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech, infringement of copyrighted materials, and other claims. The U.S. Supreme Court has let stand a lower court ruling which held that an ISP was protected by a provision of the Communications Decency Act from liability for material posted on its system. However, the findings in that particular case may not be applicable in other circumstances with differing facts. Other courts have held that online service providers and ISPs may, under some circumstances, be subject to damages for copying or distributing copyrighted materials. However, in an effort to protect certain qualified ISPs, the Digital Millennium Copyright Act was signed into law in October 1998. Under certain circumstances, this Act may provide qualified ISPs with a "safe harbor" from liability for copyright infringement. We cannot assure you that we would be protected by the terms, provisions and interpretations of this Act. In 1998, the Child Online Protection Act was enacted requiring limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case at this time. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

The law relating to the regulation and liability of ISPs in relation to information carried or disseminated also is undergoing a process of development in other countries. For example a recent court decision in England held an ISP liable for certain allegedly defamatory content carried through its network under factual circumstances in which the ISP had been notified by the complainant about the offending message which the ISP had failed to delete when asked to do so by the complainant. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including us.

One particular area of uncertainty in this regard results from the entry into effect of European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data ("EU Directive"). That Directive imposes obligations in connection with the protection of personal data collected or processed by third parties. Under some circumstances, we may be regarded as subject to the EU Directive's requirements. The United States and the European Union currently are negotiating the application of the EU Directive to U.S. companies.

FCC REGULATIONS MAY LIMIT THE SERVICES WE CAN OFFER

Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on our business. We cannot assure you that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC to provide global facilities-based and global resale telecommunications services. Our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on us and to change our regulatory classification, which may adversely affect our business.

Our subsidiaries have also received competitive local exchange carrier, or CLEC, certification in New York, Virginia, Colorado, California and Texas, and have applied for CLEC certification in Maryland. We are considering the financial, regulatory and operational implications of becoming a competitive local exchange carrier in other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay competitive local exchange carriers reciprocal compensation. In October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The

FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed and briefing was completed in September 1999, and oral arguments are expected to begin in early 2000. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic, may reconsider and may modify their prior rulings. Several incumbent local exchange carriers are seeking to overturn prior orders, or seek refunds of, or authority to escrow, payments that they claim are inconsistent with the FCCs' February 1999 order. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, the majority of these states have upheld the requirement to pay reciprocal compensation for ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

IF WE EXPERIENCE SYSTEM FAILURE OR SHUTDOWN, WE MAY NOT BE ABLE TO DELIVER SERVICES

Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure you that we will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network.

We carry business personal property insurance at both scheduled locations and unscheduled locations to protect us against losses due to property damage and business interruption. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of many services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure you, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

ALTHOUGH WE HAVE IMPLEMENTED NETWORK SECURITY MEASURES, OUR NETWORK MAY BE SUSCEPTIBLE TO VIRUSES, BREAK-INS OR DISRUPTIONS

We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

RISK ASSOCIATED WITH DEPENDENCE ON TECHNOLOGY AND WITH PROPRIETARY RIGHTS

Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure you that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure you that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time, we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure you that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure you that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

We have recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and DSL-based Internet access services. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of DSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. If we introduce new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by us or our customers, we cannot assure you that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. Our failure to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

THE MARKET PRICE AND TRADING VOLUME OF OUR STOCK MAY BE VOLATILE

The market price and trading volume of our common stock and convertible preferred stock have been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving our competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock and convertible preferred stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock and convertible preferred stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS ON OUR COMMON STOCK

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our debt securities and credit facility contain limitations on our ability to declare and pay cash dividends.

FORWARD-LOOKING STATEMENTS

Some of the information contained in the periodic report with which this Exhibit
99.1 is filed may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout the report with which this Exhibit 99.1 is filed, including risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.